Exhibit 5.1

November 13, 2006

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

Ladies and Gentlemen:

We have acted as counsel to The Black & Decker Corporation, a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (“Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof relating to the offering of the Company’s debt securities (the “Debt Securities”) from time to time, in accordance with Rule 415 under the Securities Act. The Debt Securities will be offered in one or more series, which offerings will be made pursuant to the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more prospectus supplements as contemplated by the Registration Statement.

The Debt Securities will be issued under an indenture between the Company and The Bank of New York, as trustee, with certain terms of the Debt Securities to be established in supplemental indentures.

In our capacity as counsel to the Company and for purposes of the opinions expressed herein, we have examined the charter of the Company, the bylaws of the Company, the Registration Statement and such other documents and matters as we deem necessary or appropriate to render the opinion expressed herein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that the Debt Securities will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights generally and to general principals of equity, if (1) the Registration Statement and any amendments thereto have become effective; (2) the Company has taken all necessary corporate action to approve the issuance and the terms and conditions of the Debt Securities to be issued and the terms of the offering thereof; (3) the terms of the Debt Securities and of the offering thereof are in compliance with applicable law; (4) the Indenture and any indenture supplemental thereto have been duly authorized, executed and delivered and such Indenture and supplemental indenture are

The Black & Decker Corporation

November 13, 2006

in full force and effect and are duly qualified under the Trust Indenture Act of 1939, as amended; and (5) the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture and any indenture supplemental thereto and resolution of the Company’s board of directors upon payment of the consideration therefor.

We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion shall be inferred beyond the matters expressly stated.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Christopher R. Johnson
Principal